Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Tandy Brands Accessories, Inc. Stock Purchase Program (as amended and restated effective October 18, 1991) of our report dated March 18, 2005, with respect to the financial statements of the Tandy Brands Accessories, Inc. Stock Purchase Program included in its Annual Report on Form 11-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Whitley Penn
Fort Worth, Texas
January 20, 2006